Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES $400 MILLION

SHARE REPURCHASE PROGRAM

UNION, New Jersey, October 26, 2005 — Bed Bath & Beyond Inc. announced today that its Board of Directors has approved a $400 million share repurchase program, which authorizes the Company to repurchase shares of its common stock in the open market at times and prices considered appropriate by the Company.  The program is effective today and is expected, depending upon prevailing market conditions, to be completed within approximately 12 months.

“Our Board took this action based upon our Company’s continued strong financial condition and it reflects the Board’s confidence in Bed Bath & Beyond’s growth potential, financial outlook and excess cash flow generation,” said Steven Temares, Chief Executive Officer and Member of the Board of Directors.

Although the exact timing and amounts are not known, the repurchases are not expected to have a material impact on earnings per share in the third and fourth quarters of fiscal 2005.

The Company, which has been debt-free for over 9 years, had approximately $1.4 billion in cash, cash equivalents and investment securities as of August 27, 2005, the end of the Company’s fiscal second quarter.

As of August 27, 2005, the Company operated a total of 749 stores, including 686 Bed Bath & Beyond stores in 44 states and Puerto Rico, 27 Christmas Tree Shops in 7 states and 36 Harmon Stores in 3 states.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits;

demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813